Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact: Wayne McDougall, CFO Angela Girard MapInfo Corporation 518-285-6000 investor@mapinfo.com	Investor Contact: John Heilshorn/Jody Burfening Lippert/Heilshorn & Associates 212-838-3777 jody@lhai.com	Media Contact: Carol McGarry/Lauren Arnold Schwartz Communications 781-684-0770 mapinfo@schwartz-pr.com

MapInfo Fourth Quarter Operating Income Grew 34 Percent

on Revenue Growth of 24 Percent

Full Year Operating Income Increased 47 Percent on Revenue Growth of 20 Percent

TROY, NY-November 3, 2005-MapInfo Corporation (Nasdaq: MAPS) today reported earnings per share of $0.18 for the fourth fiscal quarter ended September 30, 2005, representing the tenth consecutive quarter of year-over-year earnings per share growth for the company. Included in the results is an approximate $0.03 per share benefit due to a decrease in the effective tax rate. For the same period last year the company reported earnings per share of $0.09.

Revenues for the fourth quarter grew 24 percent to $40.3 million versus $32.5 million for the same quarter last year. Operating income grew 34 percent to $4.5 million, for an operating margin of 11.2 percent, compared to last year's operating income of $3.4 million. Net income was $3.9 million compared to net income of $1.8 million for the fourth quarter of fiscal 2004. The effective tax rate was 24 percent in the quarter compared to 34 percent in the third quarter. The decrease in the effective tax rate was primarily a result of increased earnings in lower tax jurisdictions and a non-taxable gain on the sale of a building in Australia.

Cash and investments stood at $73.8 million as of September 30, 2005; cash from operations grew by $5.5 million during the quarter and $15.9 million during fiscal 2005. Total deferred revenue grew to $20.9 million at the end of the fourth quarter.

"MapInfo's fourth quarter performance capped a year of consistent execution against our strategic plan and financial objectives during which we generated 11 percent organic growth and demonstrated the scalability of our business model," said Mark Cattini, president and chief executive officer. "We made major strides in fiscal 2005 toward achieving the transition of MapInfo to the broader location intelligence market by expanding our portfolio of vertical market solutions, forming revenue- generating partnerships with leading business intelligence companies and seeding the market for location intelligence to be delivered across the entire organization through implementations of our new enterprise-wide offerings, particularly MapInfo® Envinsa™ and MapInfo® MapXtreme® 2004."

Cattini concluded, "Our continued ambition is to establish MapInfo as the industry standard for mission-critical location intelligence solutions, building on the momentum we gained in 2005 in further differentiating MapInfo in our target vertical markets. During fiscal 2006, we will pursue this goal through strategic initiatives including capitalizing on opportunities to add a location intelligence dimension to business intelligence systems, continuing to expand our capabilities across the enterprise and supplementing organic growth with acquisitions that enhance our vertical market expertise. Although we plan to increase our marketing spend on creating awareness for MapInfo location intelligence solutions among a wider spectrum of prospective business users, we still expect to leverage the scale of our business model to deliver increasing operating margins."

Guidance

MapInfo's guidance beginning with the first fiscal 2006 quarter will include an estimate for options based compensation expense as a result of adopting SFAS 123R, Share-Based Payment, which requires companies to recognize equity-based compensation costs as a compensation expense.

The company anticipates first quarter revenue in the range of $38.0 million to $39.5 million and the full fiscal year revenue between $166 million and $172 million. In addition, the company anticipates first quarter earnings per share of $0.07 to $0.09 and the fiscal year earnings per share in the range of $0.44 to $0.51. Included in the company's earnings guidance is an estimate for options based compensation expense of approximately $0.03 and $0.12 per share for the first quarter and fiscal 2006, respectively. For the first quarter it is anticipated that increased costs related to Sarbanes-Oxley will negatively impact results by $0.02 per share as compared to the first quarter of the prior year.

Conference Call

The MapInfo Fourth Fiscal Quarter Earnings Conference Call will be held at 10:00AM (EST) on Thursday, November 3, 2005. The conference call will be Webcast live at www.vcall.com. An audio replay of the call will be available starting at 12:00N EST on November 3, 2005 through November 10, 2005. To access the recording, domestic callers may dial into 877-519-4471 and international callers into 973-341-3080 (passcode: 6588981). Replays of the Webcast are also available at www.vcall.com for 90 days following the call and at www.mapinfo.com/investors.

About MapInfo Corporation

MapInfo is a global company and the leading provider of location intelligence solutions, integrating software, data and services to provide greater value from location-based information and drive more insightful decisions for businesses and government organizations around the world. MapInfo solutions are available in 20 languages through a network of strategic partners and distribution channels in 60 countries. Headquartered in Troy, N.Y., MapInfo is on the World Wide Web at www.mapinfo.com.

Of Note

Statements in this press release regarding MapInfo's future financial performance, including statements regarding future revenue and earnings per share, statements regarding the broadening of usage of MapInfo's products in targeted vertical markets, statements regarding the prospects of favorable business conditions, and any other statements about management's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. MapInfo's actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including those factors contained in the Company's most recent quarterly report on Form 10-Q under the section "Factors Affecting Future Performance" as well as other documents that may be filed by MapInfo from time to time with the Securities and Exchange Commission. Forward-looking statements can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words. MapInfo assumes no obligations to update the information included in this press release.

- tables to follow -
MapInfo Corporation and Subsidiaries
Income Statements
(in thousands, except per share data)
(unaudited)

	Three Months		Fiscal Year
	Ended September 30,		Ended September 30,

	2005	2004	2005	2004

Net revenues	$ 40,303	$ 32,510	$149,424	$ 124,673
Cost of revenues	11,551	9,139	44,206	35,326

Gross profit	28,752	23,371	105,218	89,347

Operating expenses:
Research and development	6,208	5,477	23,742	21,351
Selling and marketing	12,718	10,955	48,494	42,284
General and administrative	5,329	3,589	17,280	15,013

Total operating expenses	24,255	20,021	89,516	78,648

Operating income	4,497	3,350	15,702	10,699
Interest income	589	346	1,881	822
Interest expense	(303)	(286)	(1,182)	(1,161)
Other income (expense), net	367	(394)	(1,514)	(1,821)

Interest and other income (expense), net	653	(334)	(815)	(2,160)

Income before provision for income taxes	5,150	3,016	14,887	8,539
Provision for income taxes	1,233	1,207	4,652	3,416

Net income	$ 3,917	$ 1,809	$ 10,235	$ 5,123

Diluted earnings per share	$ 0.18	$ 0.09	$ 0.48	$ 0.28

Diluted shares outstanding	21,272	20,734	21,173	18,514

MapInfo Corporation and Subsidiaries
Balance Sheets
(in thousands)

	September 30,	September 30,
	2005	2004

ASSETS	(unaudited)
Current Assets:
Cash and investments	$ 73,816	$ 72,833
Receivables	31,834	27,792
Inventories	548	494
Other current assets	5,596	4,276

Total current assets	111,794	105,395
Property and equipment - net	24,850	25,906
Product development costs - net	454	374
Deferred income taxes	13,869	14,160
Goodwill	49,659	44,592
Other intangible assets - net	11,633	10,891
Investments and other assets	919	1,527

Total assets	$ 213,178	$ 202,845

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current maturities of long-term debt	$ 1,367	$ 1,301
Accounts payable and accrued expenses	27,367	31,920
Deferred revenue	20,545	17,436

Total current liabilities	49,279	50,657
Long-term debt	14,277	15,590
Deferred revenue, long term	360	340
Deferred income taxes	1,378	2,417
Other long-term liabilities	357	348

Total liabilities	65,651	69,352

Stockholders' Equity:
Common stock	41	41
Paid-in capital	104,727	100,838
Retained earnings	42,759	32,614

Total stockholders' equity	147,527	133,493

Total liabilities and stockholders' equity	$ 213,178	$ 202,845